Exhibit 23.4

CONSENT OF DELTA ASSOCIATES

     We hereby consent to the use of our name in the Registration Statement to be filed with the Securities and Exchange Commission by First Potomac Realty Trust on Form S-11 and the related Prospectus and any amendments thereto (collectively, the “Registration Statement”), and the references to the report dated _________, 2004 that we prepared for First Potomac Realty Trust relating to the industrial and flex property markets in the southern Mid-Atlantic region wherever appearing in the Registration Statement, including but not limited to the references to our company under the headings “Summary,” “Our Business and Properties” and “Experts” in the Registration Statement.

DELTA ASSOCIATES, INC.

By:  /s/ David W. Parham

Name:  David W. Parham

Title:  Senior Vice President

Dated: May 21, 2004